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                                                                      Exhibit 10

                     THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

Agreement made and entered into as of the 29th day of January 2002 by and between International Business Machines Corporation, a New York Corporation (the "Company"), and Louis V. Gerstner, Jr. (the "Executive"). Pursuant to Section 17 of the Employment Agreement dated as of March 26, 1993 between the Company and the Executive, as amended on January 1, 1996 and November 17, 1997, said Agreement is further amended as follows:

1. Section 2 shall be amended by deleting "60" in clause (a) thereof and substituting therefor "61" and by deleting the last sentence therefrom.

2. Section 3(a) shall be amended by restating the first sentence thereof to read: "Until March 1, 2002, the Executive shall be employed as the Chairman and Chief Executive Officer of the Company, and for the remainder of the Term of Employment the Executive shall be employed as the Chairman of the Company."

3. Section 3(c) shall be amended by restating the first sentence thereof to read: "If the Executive reaches Retirement (as defined in Section 8 below), then he (i) shall be retained for a period of ten years to provide consulting services to the Company; and (ii) during said ten year consulting period and for a period of ten years thereafter, (a) shall refrain from engaging in "Detrimental Activity" as defined in the IBM 1999 Long-Term Performance Plan, including those provisions prohibiting service on the board of directors of, or the performance of consulting or other services for, any company deemed competitive to the Company in its sole discretion, and shall be subject to the Company's then existing employment rules governing confidentiality, non-competition and non-solicitation (provided the Company has given the Executive written notice of any changes to such rules made after the date of this Amendment); and (b) shall continue to be provided with access to Company aircraft (as set forth on Exhibit C to the Agreement), cars, office, and apartment, and to financial planning and home security services and shall be reimbursed for club expenses for Company business."

4. Section 3(c) shall be further amended by adding the following at the end thereof: "For purposes of Section 3(c)(ii)(a), it is understood that the Company is concerned with material violations of such Section, and not with inadvertent or de minimis actions or activities by the Executive. Therefore, the Company shall exercise reasonable care and diligence in its determinations of what constitutes a violation of such Section, taking into account the specific facts and circumstances of each particular situation, including the nature and degree of such alleged violation, including without limitation, any competitive activity. In the event the Executive engages in conduct the Company deems to be a violation of Section 3(c)(ii)(a), the Company shall give the Executive written notice of its determination and the Executive shall be given a reasonable opportunity and period of time to cure such action."

5. Section 8(i) shall be amended by deleting "60" from Subsection 8(i) and substituting therefor "61" and by restating Subsection 8(ii) to read: "at such earlier time as agreed by the Board and the Executive."

6. Section 9 shall be amended by deleting the first word thereof, and substituting therefor "Upon Retirement or other termination of employment in accordance with Section 11, the" and by restating the beginning of the second sentence thereof to read: "The amount payable by the Company under this Section 9 starting at Retirement or other termination of employment in accordance with
Section 11 shall be the amount to which the Executive would have been entitled at age 60 as shown" and then continuing with the rest of the sentence.

7. Section 9 shall be further amended by adding the following sentence after the sixth sentence thereof: "The Executive's accrued benefits under this Section 9 shall not be subject to offset by any amounts that may become owed or payable by the Executive to the Company."


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8. Section 11(d) shall be amended by restating the first sentence thereof to read: "In the event the Executive's employment is terminated without Cause (other than due to Disability or death), or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to: ", and Section 11(d)(ii) shall be amended by deleting "60" therefrom and substituting therefor "61."

9. No provision in the Employment Agreement, as amended, may be amended or waived unless agreed to in writing and signed by the Executive and an authorized officer of the Company or reflected in the official minutes of the meetings of the Board of Directors of the Company as approved by the Board, including the Executive in his capacity as Chairman.

10.  This Amendment may be executed in two or more counterparts.


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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION



By: /s/ J. Randall MacDonald                  /s/ Charles F. Knight
    --------------------------------------    ----------------------------------
    J. Randall MacDonald                      Charles F. Knight
    Senior Vice President, Human Resources    Chairman, Executive Compensation
                                              and Management Resources Committee


Agreed to and accepted by:


By:  /s/ Louis V. Gerstner. Jr
     ------------------------------------
     Louis V. Gerstner. Jr
     Chairman and Chief Executive Officer


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                                                                       EXHIBIT C

Upon the Executive's Retirement and for the period set forth in Section 3(c)(ii), the Executive shall have preferred access to Company aircraft, but not to any specific aircraft. For purposes of this Agreement, "preferred access" means that the Executive has access to Company aircraft following the then Chairman, the Chief Executive Officer, any President, any Chief Operating Officer, and any Vice Chairman.